Exhibit 10.1

Evotec Group

1 PURPOSE

Evotec SE (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Company’s Supervisory Board (the “Supervisory Board”) has therefore adopted this Evotec Compensation Clawback Policy (the “Policy”) which requires the recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in the Company’s financial statements. This Policy is designed to comply with Section 10D of the U.S. Securities Exchange Act of 1934, as amended, the rules promulgated thereunder, and the listing standards of Nasdaq, the national securities exchange on which the Company’s securities are listed.

This Policy shall be administered by the Supervisory Board or, if so designated by the Supervisory Board, the Remuneration and Nomination Committee. The Management Board shall administer this Policy for the limited purpose of identifying other executive officers who may from time to time be deemed subject to this Policy.

2 SCOPE

This Policy applies to Incentive-Based Compensation that is approved, awarded, or granted to Covered Executives on or after October 2, 2023.

3 KEY DEFINITIONS

Covered Executives. Include (i) current and former members of the Management Board, (ii) the Head of Global Accounting, (iii) Head of Global Tax, (iv) Head of Global Controlling, (v) Head of Global Compensation & Benefits, (vi) General Counsel(, and such other executive officers who may from time to time be deemed subject to this Policy by the Supervisory Board or the Management Board (each, a “Covered Executive”).1

Financial Reporting Measures. is: (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure, such as revenues, EBITDA, or net income and (ii) stock price and total shareholder return. Financial Reporting Measures2 include, but are not limited to: revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); net assets or net asset value per share; earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); revenue per user, or average revenue per user, where revenue is subject to an accounting restatement; cost per employee, where cost is subject to an accounting restatement; and tax basis income.

Incentive-Based Compensation. For purposes of this Policy, the term “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a Financial Reporting Measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a Financial Reporting Measure performance goal. For the avoidance of doubt, Incentive-Based Compensation does not include annual (i) salaries; (ii) bonuses paid solely based on satisfaction of subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (iii) non-equity incentive plan awards earned solely based on satisfaction of strategic or operational measures; and (iv) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure performance goal.

4 REQUIREMENTS

This Policy applies to any Incentive-Based Compensation received by a Covered Executive serving as such during the performance period for such Incentive-Based Compensation.3

1 The definition of “executive officer” in Rule 10D-1 provides that: An executive officer is the issuer’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Executive officers of the issuer’s parent(s) or subsidiaries are deemed executive officers of the issuer if they perform such policy making functions for the issuer. Policy-making function is not intended to include policy-making functions that are not significant.

2 A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.

3 Recovery of compensation is not required (1) with respect to any compensation received while an individual was serving in a non-executive capacity prior to becoming an Executive Officer or (2) from any individual who is an Executive Officer on the date on which the Company is required to prepare an Accounting Restatement but who was not an Executive Officer at any time during the performance period for which the Incentive-Based Compensation is received.

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4.1Recovery Triggered by Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the applicable U.S. securities law, including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall, as promptly as it reasonably can, recover any Incentive-Based Compensation received by any Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts.

4.2Recovery Amount

The amount to be recovered will be the excess of the Incentive-Based Compensation paid to the Covered Executive (during three full fiscal years preceding the Restatement Date) based on the erroneous data in the original financial statements over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results, without respect to any taxes paid.

The Restatement Date shall be the earlier of:

(i)

the date the Company‘s Supervisory Board, or Management Board, or officer(s) authorized to take such action if Supervisory Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws or,

(ii)	the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement.

For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange or association.

4.3No Recovery Required for De Minimis Amounts or Impracticability

No recovery shall be required: (i) in the case of a Supervisory Board determination that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, (ii) recovery would violate home country law of the Company where that law was adopted prior to November 28, 20224, or (iii) recovery would likely cause an otherwise tax-qualified

4 Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company must obtain an opinion of home country counsel acceptable to the applicable national securities exchange or association, that recovery would result in such a violation, and must provide such opinion to the exchange or association.

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retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. Such determination shall be made after a reasonable and documented attempt to recover the Incentive-Based Compensation, which documentation shall be provided to Nasdaq.

4.4Subsequent Changes in a Covered Executive’s Employment Status

Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy. For purposes of this Policy, Incentive-Based Compensation shall be deemed to have been received during the fiscal period in which the Financial Reporting Measure specified in the award is attained, even if such Incentive-Based Compensation is paid or granted after the end of such fiscal period.

4.5Authority and Method of Recoupment

The Supervisory Board shall determine the method of recouping any Incentive-Based

Compensation pursuant to this Policy. The method or methods for recouping5 any amount of the Incentive-Based Compensation in excess of what would have been awarded or vested after giving effect to the Restatement hereunder may include, without limitation:

●	requiring reimbursement of cash Incentive-Based Compensation previously paid;
●	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards granted as Incentive-Based Compensation;
●	offsetting any or all of the amount of the Incentive-Based Compensation in excess of what would have been awarded or vested after giving effect to the Restatement from any compensation otherwise owed by the Company to the Covered Executive[6];
●	cancelling outstanding vested or unvested equity awards; and/or
●	taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

4.6Notice

Before the Supervisory Board or Management Board determines to seek recovery pursuant to this Policy, it shall provide the Covered Executive with written notice and the opportunity to be heard at a meeting of the Supervisory Board or Management Board as the case may be (either in person or virtual/telephonic).

4.7Inclusion

Before this Policy becomes effective upon executive officers other than those who are members of the Management Board, such as the Head of Global Accounting, Regional Heads of Finance, Directors of Company affiliates within the Evotec group and such other executive officers who may from time to time be deemed subject to this Policy by the Board, such executive officers must be notified in writing that they are deemed subject to this Policy as a Covered Executive.

5 The SEC rules permit companies to exercise discretion regarding the appropriate means of recovery as long as the excess incentive-based compensation is recovered reasonably promptly. Section 409A creates a complex and comprehensive set of rules governing the payment of nonqualified deferred compensation and imposes strict penalties on employees if a violation occurs (26 U.S.C. § 409A).

6 A company must consider Section 409A’s offset rules if it intends to offset recouped amounts against future payments of deferred compensation.

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5NO INDEMNIFICATION

The Company shall not indemnify any current or former Covered Executive against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Covered Executives for premiums, for any insurance policy to fund such executive’s potential recovery obligations.

6AMENDMENT AND INTERPRETATION

The Supervisory Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by Nasdaq or any other securities exchange on which the Company’s securities are then listed. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC and any national securities exchange on which the Company’s securities are then listed.

7OTHER RECOUPMENT RIGHTS

The Supervisory Board intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment or service agreement, cash-based bonus plan or program, equity award agreement, or similar agreement entered into on or after the adoption of this Policy shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, cash-based bonus plan or program, or similar agreement and any other legal remedies available to the Company.

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